Exhibit 99.1

July 2, 2025

The Board of Directors of Heliogen, Inc.

130 West Union Street

Pasadena, California 91103

To the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated May 21, 2025, to the Board of Directors of Heliogen, Inc. (“Heliogen”) as Annex C to, and the description of such opinion letter under the heading “Opinion of Heliogen’s Financial Advisor” and to the references to our name contained under the headings “Summary – Opinion of Financial Advisor”; “Risk Factors – Risk Factors Relating to the Mergers”; “The Mergers – Background of the Mergers”; “The Mergers – Heliogen’s Reasons for the Mergers”; “The Mergers – Certain Unaudited Prospective Financial Information”; “The Mergers – Liquidation Analysis of Heliogen”; “The Mergers – Opinion of Heliogen’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed merger involving Heliogen, which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Zeo Energy Corp. (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ PEP Advisory LLC
PEP Advisory LLC